Putnam RetirementReady 2015 Fund
1/31/09 Semi Annual
Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	1,589
Class B	10
Class C 6

72DD2 (000s omitted)
Class M	5
Class R	13
Class Y	742

73A1
Class A	1.490
Class B	1.004
Class C	1.139

73A2
Class M	1.084
Class R	1.464
Class Y	1.630

74U1 (000s omitted)
Class A	1,091
Class B	10
Class C	6

74U2 (000s omitted)
Class M	7
Class R	11
Class Y	192

74V1
Class A	38.49
Class B	37.69
Class C	37.70

74V2
Class M	37.99
Class R	37.60
Class Y	38.59

Additional Information About Minimum Required Investment
Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.